Filed with the Securities and Exchange Commission on March 27, 2006

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

                                                                                                 UNDER

THE SECURITIES ACT OF 1933

ISONICS CORPORATION

(Exact name of Registrant as specified in charter)

California	77-0338561
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

5906 McIntyre Street

Golden, Colorado 80403

(303) 279-7900

(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

James E. Alexander, President

5906 McIntyre Street

Golden, Colorado 80403

(303) 279-7900

(Name, address, including zip code and telephone number, including area code,

of agent for service)

It is requested that copies of all correspondence be sent to:

Herrick K. Lidstone, Jr., Esq.

Burns, Figa & Will, P.C.

6400 S. Fiddlers Green Circle, Suite 1030

Englewood, CO 80111

Telephone Number (303) 796-2626

Facsimile Number (303) 796-2777

Approximate date of commencement of proposed sale to public:  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☒  333-126231

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be registered	Amount to be registered	Proposed maximum aggregate price per unit	Proposed maximum aggregate offering price	Amount of Registration Fee (1)
Common (2)(3)	7,224,815	$1.40	$10,114,741	$1,083

Pursuant to Rule 416 of the Securities Act of 1933 and as required by Section 2(a) of the registration rights agreement between Isonics and the Selling Shareholders, this Registration Statement shall be deemed to cover such additional shares as may be issued to the Selling Shareholder to prevent dilution resulting from future dividends, stock distributions, stock splits or similar transactions.

(1)           Calculated at the rate of $107.00 per million dollars pursuant to the most recent fee rate advisory for fiscal year 2006.

(2)           Includes shares issuable related to 8% Convertible Debentures remaining outstanding (“the Debentures”).  The principal amount of the Debentures is convertible by the 8% Convertible Debenture holders (“the Holders”) at a price of $5.00 per share, although in the past we have offered a temporary, but now expired conversion at a lower price ($1.45 per share).  We have an obligation to pay principal and interest pursuant to a monthly redemption schedule which requires that 1/12th of the principal be paid commencing on March 1, 2006.  If there is a registration statement then current and effective, we may elect to pay interest by issuing shares of our common stock to the Holders at 90% and principal by issuing shares at an 88% discount of the then current market price, and the monthly principal redemption by issuing common stock to the Holders at 88% of the then current market price.  We have calculated the number of shares that may be issuable for both principal and interest at $1.40 per share.  We have calculated the registration fee based on the average of the closing price for our common stock as reported by the Nasdaq Stock Market on March 20, 2006 pursuant to Rule 457(c).

(3)           These shares may also be issued to holders upon exercise of warrants granted with the issuance of the Debentures to the extent the exercise price of the warrants is lowered and the number of shares issuable is increased pursuant to the adjustment provisions of the warrants.

This registration statement incorporates the earlier registration statement (Commission file no. 333-126231) by reference.  See Instruction IV.A to Form S-3.

This registration statement becomes effective immediately upon filing pursuant to Rule 462(b).

Part I

Prospectus

Not required.  See Instruction IV.A to Form S-3 and Rule 462(b).

Part II

Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

Not required.  See Instruction IV.A to Form S-3 and Rule 462(b).

Item 15.  Indemnification of Directors and Officers

Not required.  See Instruction IV.A to Form S-3 and Rule 462(b).

Item 16.  Exhibits.

Exhibit Number	Title

5.01*	Opinion as to the Validity of the Securities
23.10*	Consent of independent registered public accounting firm
23.11*	Consent of Lord, Bissell & Brook LLP (see exhibit 5.01)
24.01	Power of Attorney(1)

*                                                           Filed herewith.  All other documents have been previously filed.

(1)                                                    Located within this Registration Statement under “Signatures.”

Item 17.  Undertakings

Not required.  See Instruction IV.A to Form S-3 and Rule 462(b).

SIGNATURES

                In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Golden, State of Colorado, on March 27, 2006.

ISONICS CORPORATION

By:	/s/ JAMES E. ALEXANDER
James E. Alexander, President

                In accordance with the requirements of the Securities Act of 1933, the following persons in their capacities and on the dates stated signed this Registration Statement.

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James E. Alexander and Boris Rubizhevsky, or either of them, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and Registration Statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

/s/ JAMES E. ALEXANDER
James E. Alexander	For himself and as attorney in fact for Boris Rubizhevsky, Richard Parker, and Russell W. Weiss	March 27, 2006

/s/ JAMES E. ALEXANDER	pursuant to power of attorney granted in 333-126231
Boris I. Rubizhevsky	Director	March 27, 2006

/s/ LINDSAY A. GARDNER
Lindsay A. Gardner	Director	March 27, 2006

/s/ JAMES E. ALEXANDER	pursuant to power of attorney granted in 333-126231
Richard Parker	Director	March 27, 2006

/s/ JAMES E. ALEXANDER	pursuant to power of attorney granted in 333-126231
Russell W. Weiss	Director	March 27, 2006

/s/ C. STEWART VERDERY, JR.
C. Stewart Verdery, Jr.	Director	March 27, 2006

/s/ RICHARD H. HAGMAN
Richard H. Hagman	Director	March 27, 2006

/s/ JOHN SAKYS
John Sakys	Principal Financial Officer and Principal Accounting Officer	March 27, 2006